Exhibit 99.1

Jones Soda Co. Reports Fiscal 2016 Fourth Quarter and Year-End Results

Company reports 15% revenue growth for 2016 and appoints CFO

SEATTLE--(BUSINESS WIRE)--March 9, 2017--Jones Soda Co. (the Company) (OTCQB: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the fourth quarter and year ended December 31, 2016.

For the year ended December 31, 2016, the Company reported revenue of approximately $15.7 million, an increase of 15.3%. Net loss improved to $183,000, or $(0.00) per share, compared to a net loss of $1.1 million, or $(0.03) per share, in the prior year. Jennifer Cue, CEO of Jones Soda Co, stated, “Every key metric of financial and operating performance has improved in a substantial way during 2016. With a stronger foundation in place, now is the time to be more aggressive in creating additional partnerships and accelerating the growth of our initiatives.”

Full Year Review - Comparison of Years Ended December 31, 2016 and 2015

  Revenue increased 15.3% to approximately $15.7 million, compared to approximately $13.6 million last year.
  Gross margin increased to 26.2% of revenue, compared to 23.9% last year.
  Net loss improved to $183,000 or $(0.00) per share, compared to a net loss of $1.1 million or $(0.03) per share, last year.
  Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization and stock-based compensation) was $128,000, compared to negative adjusted EBITDA of $729,000 last year.

Fourth Quarter Review - Comparison of Quarters Ended December 31, 2016 and 2015

For the quarter ended December 31, 2016, the Company reported revenue of approximately $3.0 million, an increase of 12.4% compared to the prior year’s fourth quarter revenues of approximately $2.7 million. Net loss for the fourth quarter of 2016 improved to $236,000 or $(0.01) per share, compared to a net loss of $545,000 or $(0.01) per share, for the fourth quarter 2015.

  Revenue increased 12.4% to approximately $3.0 million, compared to approximately $2.7 million in the fourth quarter of 2015.
  Gross margin increased to 24.6% of revenue, compared to 18.7% in the fourth quarter of 2015.
  Net loss improved to $236,000 or $(0.01) per share, compared to a net loss of $545,000 or $ (0.01) per share, in the fourth quarter of 2015.
  Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization and stock-based compensation) was negative $171,000, compared to negative adjusted EBITDA of $380,000 in the fourth quarter of 2015.

Company Promotes Max Schroedl to Chief Financial Officer

Effective, March 7, 2017, Max Schroedl was appointed to Chief Financial Officer of Jones Soda Co. Jennifer Cue, CEO of Jones Soda Co., stated, “Max has the analytical depth to help us evaluate and manage larger partnerships and strategic initiatives that we are planning for our future. He has the right leadership skills, values and commitment to building shareholder value in everything we do.”

Conference Call

The Company will discuss its results for the quarter and fiscal year ended December 31, 2016 on its scheduled conference call today, March 9, 2017 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). This call will be webcast and can be accessed by visiting our website at www.jonessoda.com or www.jonessoda.com/company/jones-press/webcasts. Investors may also listen to the call via telephone by dialing (719) 325-4786 (confirmation code: 1222734). In addition, a telephone replay will be available by dialing (412) 317-6671 (confirmation code: 1222734) through March 16, 2017, at 11:59 p.m. Eastern Time.

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA, which is a not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss in our Non-GAAP Reconciliation in this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding our current ability to generate cash flow. This non-GAAP financial measure and is not intended to be considered in isolation or as a replacement for, or superior to net (loss) as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda, Jones Zilch®, Jones Stripped™ and LEMONCOCCO™ brands. A leader in the premium soda category, Jones Soda is known for its variety of flavors, made with cane sugar and other high quality ingredients and incorporating always-changing photos sent in from its consumers. The diverse product line of Jones offers something for everyone – pure cane sugar soda, zero-calorie soda and an all-naturally sweetened sparkling beverage with only 30 calories, and Lemoncocco™ non-carbonated premium refreshment. Jones Soda is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results include, among others: its ability to successfully execute on its operating plans for 2016; consumer response to and market acceptance of 7-Select®, the Company’s cobranded product with 7-Eleven, and the Company’s new product, Lemoncocco; the timing and amount of reorders for 7-Select®; competition in the fountain business, particularly from Coke and Pepsi; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage operating expenses and generate sufficient cash flow from operations; its ability to increase revenues and achieve case sales goals on reduced operating expenses; its ability to effectively manage and grow international distribution and sales; its ability to develop and introduce new products to satisfy customer preferences; its ability to market and distribute brands on a national basis; changes in consumer demand or market acceptance for its products; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; changes in pricing and SKUs of its products; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; the impact of currency rate fluctuations; its ability to protect its intellectual property; the impact of future litigation; the impact of intense competition from other beverage suppliers; and its ability to access the capital markets for any future equity financing, and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 24, 2016. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share data)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)
Revenue	$3,006	$2,674	$15,667	$13,591
Cost of goods sold	2,266	2,173	11,568	10,347
Gross profit	740	501	4,099	3,244
Gross profit %	24.6%	18.7%	26.2%	23.9%

Operating expenses:
Selling and marketing	471	434	2,033	1,896
General and administrative	501	505	2,151	2,104
	972	939	4,184	4,000
Loss from operations	(232)	(438)	(85)	(756)
Interest expense	(24)	(23)	(85)	(61)
Other expense, net	(1)	(27)	(9)	(229)
Loss before income taxes	(257)	(488)	(179)	(1,046)
Income tax expense, net	21	(57)	(4)	(74)
Net loss	$(236)	$(545)	$(183)	$(1,120)

Net loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.00)	$(0.03)
Weighted average basic and diluted common shares outstanding	41,340,727	41,314,894	41,322,944	41,171,020

JONES SODA CO. CONSOLIDATED BALANCE SHEETS (In thousands, except share data)

	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$733	$772
Accounts receivable, net of allowance of $13 and $27	2,174	1,840
Inventory	1,850	2,569
Prepaid expenses and other current assets	142	116
Total current assets	4,899	5,297
Fixed assets, net of accumulated depreciation of $922 and $907	25	37
Other assets	8	20
Total assets	$4,932	$5,354
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Line of credit	$1,205	$908
Accounts payable	1,049	1,786
Accrued expenses	835	850
Taxes payable	26	30
Other current liabilities	-	2
Total current liabilities	3,115	3,576
Deferred rent	12	11
Shareholders’ equity:
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 41,340,727 shares and 41,314,894 shares, respectively	53,772	53,764
Additional paid-in capital	8,674	8,467
Accumulated other comprehensive income	219	213
Accumulated deficit	(60,860)	(60,677)
Total shareholders’ equity	1,805	1,767
Total liabilities and shareholders’ equity	$4,932	$5,354

JONES SODA CO. NON-GAAP RECONCILIATION (In thousands)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
GAAP net loss	$(236)	(545)	$(183)	(1,120)
Stock based compensation	59	79	207	233
Interest Expense	24	23	85	61
Income tax (benefit) expense, net	(21)	57	4	74
Depreciation and amortization	3	6	15	23
Non-GAAP Adjusted EBITDA	$(171)	$(380)	$128	$(729)

CONTACT:
Jones Soda Co.
Max Schroedl, 206-624-3357
Chief Financial Officer
finance@jonessoda.com